EXHIBIT 99.1

Rockwell Medical Reports Fourth Quarter and Full Year 2010 Results

2010 Gross Profit up $2 Million; Net Loss Decreased $2.8 Million

 Conference call at 8:30am ET to discuss results

WIXOM, Mich., March 3, 2011 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia, reported today fourth quarter and full-year 2010 results:

Fourth Quarter Financial Highlights

  Sales were $14.3 million, a 3% decrease compared to the fourth quarter of 2009.
  Gross profit margin increased to 16.6%, compared to gross profit margin of 16.4% in the fourth quarter of 2009.
  R&D expense was $1.7 million, compared to $1.1 million in the fourth quarter 2009.
  Net loss of ($1.7) million, compared to a net loss of ($0.5) million in the fourth quarter 2009.

2010 Financial Highlights

  Sales were $59.6 million, an increase of $4.8 million or 8.8%, compared to 2009.
  Gross profit margins were 16.6%, an increase of 2.2 percentage points compared to gross profit margin of 14.4% in 2009.
  Gross profit increased $2 million or 25% to $9.9 million compared to $7.9 million in 2009.
  R&D expense was $3.4 million compared to $6.5 million in 2009.
  Net loss of ($2.7) million, compared to a net loss of ($5.5) million in 2009.
  Net loss includes non-cash equity compensation charges of $ 4.0 million.
  Year-end cash position of $24.2 million.

Drug Development & Corporate Progress

  Commenced patient screening for Phase III CRUISE clinical trials.
  Submitted Phase III study protocol to FDA and completed site feasibility study.
  Confirmed acceptable Phase III primary efficacy endpoint with FDA.
  Commenced patient enrollment for ESA-sparing PRIME study.
  Presented new ESA sparing and iron repletion data at ASN 2010.
  Received U.S. patent for proprietary SFP formula extending intellectual property protection to 2029.
  Appointed Dr. Ajay Singh and Dr. Ian Macdougall to Scientific Advisory Board.
  Hired VP of Business Development/Investor Relations.

Mr. Robert L. Chioini, Chairman and CEO stated, "We had a very productive year. We moved our SFP clinical development significantly forward and we expect to begin enrolling patients into our Phase III CRUISE studies this quarter. We have also begun enrolling patients into our PRIME study, which is designed to capture ESA dose reduction for patients receiving SFP-iron during dialysis. Regarding our operating business, which provides a ready-made channel to sell SFP into the dialysis provider market upon FDA approval, both sales and margins continued to improve. Moving into 2011, we look forward to continuing to build both our operating and drug businesses, progressing SFP through Phase III and closer to commercialization."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its 2010 fourth quarter results on Thursday, March 3, 2011 at 8:30 am ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call on the web at: http://ir.rockwellmed.com/

About CRUISE Phase III Trials:

Rockwell is conducting two pivotal Phase III clinical trials for SFP. Each study is a prospective, randomized, double-blinded, placebo-controlled, multicenter study to demonstrate efficacy and safety of SFP-iron, delivered via dialysate in adult CKD patients requiring hemodialysis. Each study will comprise 300 patients, randomized equally between SFP and placebo groups over a period of up to 12 months.

About SFP:

SFP is a novel, investigational, continuous iron therapy in late-stage clinical development, designed to treat iron deficiency anemia in ESRD patients.  In contrast to intravenous (IV) iron delivery, SFP is a proprietary, water-soluble iron that travels to the bloodstream and binds directly to apo-transferrin and then travels to bone marrow to assist in forming a healthy red blood cell, similar to normal physiologic dietary iron intake.  SFP is a continuous iron replacement treatment, delivering small doses of iron during every dialysis session, to replenish the 5-7mg of iron lost during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trial data to date suggests that SFP, delivered via dialysate during each dialysis treatment, maintains optimal iron balance and avoids liver toxicity while decreasing associated drug administration costs. Academic studies have shown that more frequent maintenance doses of iron improve therapeutic response to erythropoiesis-stimulating agents (ESA's), thereby decreasing the ESA doses needed to maintain hemoglobin in the target range. Rockwell has licensed exclusive world-wide rights to manufacture and sell SFP and has obtained patent protection for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while global market potential is approximately $1 billion.

For a demonstration of SFP's unique mechanism of action, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD.  There are approximately 400,000 ESRD patients in the United States.  World-wide there are approximately 2 million ESRD patients, growing at an annual rate of 5-6 percent.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL TECHNOLOGIES, INC.
CONSOLIDATED INCOME STATEMENTS
For the three and twelve months ended December 31, 2010 and December 31, 2009

	Three Months	Three Months	Year Ended	Year Ended
	Ended	Ended
	December 31, 2010 (unaudited)	December 31, 2009 (unaudited)	December 31, 2010	December 31, 2009
Sales	$ 14,322,514	$ 14,761,487	$ 59,554,592	$ 54,729,505
Cost of Sales	11,947,062	12,333,924	49,693,753	46,842,334
Gross Profit	2,375,452	2,427,563	9,860,839	7,887,171
Selling, General and Administrative	2,460,015	1,836,125	9,307,621	6,914,198
Research and Product Development	1,735,468	1,141,853	3,422,134	6,454,352
Operating Income (Loss)	(1,820,031)	(550,415)	(2,868,916)	(5,481,379)
Interest and Dividend Income	157,577	5,320	195,218	5,320
Interest (Income) Expense, net	825	4,686	9,701	25,179
(Loss) Before Income Taxes	(1,663,279)	(549,781)	(2,683,399)	(5,501,238)
Income Tax Expense	--	--	--	--
Net Income (Loss)	$ (1,663,279)	$ (549,781)	$ (2,683,399)	$ (5,501,238)

Basic Earnings (Loss) per Share	$ (0.10)	$ (0.03)	$ (0.16)	$ (0.37)

Diluted Earnings (Loss) per Share	$ (0.10)	$ (0.03)	$ (0.16)	$ (0.37)

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and 2009

	December 31, 2010	December 31, 2009
ASSETS

Cash and Cash Equivalents	$ 12,263,449	$ 23,038,095
Investments Available for Sale	11,938,098	-0-
Accounts Receivable, net of a reserve of $23,000 in 2010 and $31,000 in 2009	4,507,296	3,492,622
Inventory	2,936,878	3,088,352
Other Current Assets	1,020,647	329,876
Total Current Assets	32,666,368	29,948,945

Property and Equipment, net	3,049,513	3,631,549
Intangible Assets	166,657	214,337
Goodwill	920,745	920,745
Other Non-current Assets	163,624	163,645
Total Assets	$ 36,966,907	$ 34,879,221

LIABILITIES AND SHAREHOLDERS' EQUITY

Capitalized Lease Obligations	$ 18,215	$ 42,938
Accounts Payable	3,659,507	3,388,757
Accrued Liabilities	2,577,022	1,854,347
Customer Deposits	165,476	250,915
Total Current Liabilities	6,420,220	5,536,957

Capitalized Lease Obligations	8,750	19,062

Shareholders' Equity:
Common Shares, no par value, 17,513,608 and 17,200,442 shares issued and outstanding	57,017,236	53,545,394
Common Share Purchase Warrants, 3,338,569 and 3,318,569 warrants issued and outstanding	8,275,509	7,635,594
Accumulated Deficit	(34,541,185)	(31,857,786)
Accumulated Other Comprehensive Loss	(213,623)	-0-
Total Shareholders' Equity	30,537,937	29,323,202

Total Liabilities And Shareholders' Equity	$ 36,966,907	$ 34,879,221

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2010 and 2009

	2010	2009

Cash Flows From Operating Activities:
Net (Loss)	$ (2,683,399)	$ (5,501,238)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	1,389,152	1,233,706
Share Based Compensation – Non-employee warrants	639,915	403,203
Share Based Compensation- Employees	3,381,394	1,949,684
Loss on Disposal of Assets	19,816	36,415

Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(1,014,674)	1,737,034
(Increase) Decrease in Inventory	151,474	73,273
(Increase) Decrease in Other Assets	(690,750)	68,131
Increase (Decrease)in Accounts Payable	270,750	(1,822,215)
Increase in Other Liabilities	637,236	395,248
Changes in Assets and Liabilities	(645,964)	451,471
Cash Provided By (Used) In Operating Activities	2,100,914	(1,426,759)

Cash Flows From Investing Activities:
Purchase of Investments Available for Sale	(12,151,721)	--
Purchase of Equipment	(772,364)	(1,595,999)
Proceeds on Sale of Assets	1,800
Purchase of Intangible Assets	--	(4,949)
Cash (Used) In Investing Activities	(12,922,285)	(1,600,948)

Cash Flows From Financing Activities:
Proceeds from Issuance of Common Shares and Purchase Warrants	90,448	20,650,610
Payments on Notes Payable and Capital Lease Obligations	(43,723)	(181,453)
Cash Provided By Financing Activities	46,725	20,469,157

Increase (Decrease) In Cash	(10,774,646)	17,441,450
Cash At Beginning Of Period	23,038,095	5,596,645
Cash At End Of Period	$ 12,263,449	$ 23,038,095
CONTACT: Carl Belczynski, VP Investor Relations
         Rockwell Medical
         (248) 960-9009

         Brian Korb, VP
         The Trout Group LLC
         (646) 378-2923